Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Record First Quarter 2011 Results

First quarter revenues rose 66% to $50 million

Diluted earnings per share increased to $0.30

PLANO, TEXAS — May 2, 2011 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the first quarter of 2011.  Revenues in the first quarter of 2011 increased 66 percent to $50.2 million from $30.3 million in the first quarter of 2010.  Net income grew more than tenfold to $5.8 million, or $0.30 per diluted share, from $551,000, or $0.03 per diluted share, in the first quarter of 2010.  First quarter 2011 results include $583,000 of costs related to the definitive merger agreement with Dawson Geophysical Company announced on March 21, 2011. First quarter 2011 EBITDA (earnings before net interest expense, taxes, depreciation, and amortization) increased 168 percent to $13.5 million from $5.0 million in the first quarter of 2010. A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are extremely pleased with our record first quarter performance, primarily driven by continued improvement in the North American land seismic acquisition market including seasonal strength in Canada.  With 13 crews operating in North America during the quarter, our capacity was essentially fully utilized.  However, we have the additional flexibility to move equipment from one crew to another as the market demands, giving us the capability to further leverage our existing equipment as needed.

“The seismic acquisition market continues to improve, and bidding activity remains steady. Our backlog at the end of the quarter was approximately $49 million, comprised primarily of business in the U.S. as the seasonal Canadian market winds down.  We anticipate that the next two quarters will be negatively impacted by the slowdown in Canada.  We ended the first quarter with $15.5 million in cash and remain in a strong financial position, with the ability to continue to benefit from improving seismic market conditions in the U.S.”

Revenues for the first quarter of 2011 were $50.2 million compared to $30.3 million in the first quarter of 2010.  The Company operated seven crews in the U.S. and six crews in Canada during the first quarter of 2011 compared to six crews in the U.S. and five crews in Canada during the first quarter of 2010.

Cost of services as a percentage of revenues declined to 68.2 percent in the first quarter of 2011 compared to 77.9 percent in the first quarter of 2010.  Selling, general and administrative expenses (“SG&A”) were $2.5 million compared to $1.7 million in the first quarter of 2010.  As a percentage of revenues, SG&A for the first quarter of 2011 declined to 5.0 percent from 5.6 percent in the first quarter of 2010.

Net income in the first quarter of 2011 grew to $5.8 million, or $0.30 per diluted share, from $551,000, or $0.03 per diluted share, in the first quarter of 2010.  In the first quarter of 2011, the Company recorded income tax expense of $3.1 million, an effective tax rate of 35 percent, compared to income tax expense of $0.4 million in the first quarter of 2010, an effective tax rate of 41 percent.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, May 2, 2011 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9722 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 16, 2011.  To access the replay, dial 303-590-3030 using a pass code of 4430523#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow

TGC Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Revenue	$50,247,313	$30,293,841

Cost and expenses
Cost of services	34,269,694	23,586,031
Selling, general, administrative	2,500,558	1,685,037
Depreciation and amortization expense	4,462,879	3,867,714
	41,233,131	29,138,782

Income from operations	9,014,182	1,155,059

Interest expense	190,840	215,612

Income before income taxes	8,823,342	939,447

Income tax expense	3,059,608	388,940

NET INCOME	$5,763,734	$550,507

Earnings per common share:
Basic	$0.30	$0.03
Diluted	$0.30	$0.03

Weighted average number of common shares outstanding:
Basic	19,209,084	19,199,552
Diluted	19,498,771	19,327,357

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010. The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$15,465,624	$13,072,503
Receivables (net)	27,694,472	17,166,709
Prepaid expenses and other	3,585,065	7,398,195
Current assets	46,745,161	37,637,407
Other assets (net)	264,709	262,364
Property and equipment (net)	53,138,403	49,715,626
Total assets	$100,148,273	$87,615,397

Current liabilities	$31,275,121	$23,943,519
Long-term obligations	5,166,282	6,021,455
Long-term deferred tax liability	4,297,004	4,787,623
Shareholders’ equity	59,409,866	52,862,800
Total liabilities & equity	$100,148,273	$87,615,397

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2011	2010

Net income	$5,763,734	$550,507
Depreciation	4,462,879	3,867,714
Interest expense	190,840	215,612
Income tax expense	3,059,608	388,940

EBITDA	$13,477,061	$5,022,773

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